Exhibit 10.5

11975 El Camino Real, #101

San Diego, CA 92130

858-792-6300

February 17, 2016

Dear Richard,

On behalf of MEI Pharma, Inc. ("MEI"), I am pleased to extend to you a full-time position as Senior Vice President of Clinical Development reporting to Robert Mass, MD, Chief Medical Officer and to Daniel P. Gold, President and Chief Executive Officer of MEI Pharma, Inc. Your employment will start March 7, 2016 (your "Start Date"). This offer letter sets forth the terms and conditions of your employment.

Your total compensation package is as follows:

1.
Your compensation category is "exempt" and you will be at the rate of $30,666.67 per month ($368,000 annual salary) effective on your Start Date payable in accordance with MEI's regular payroll practices (currently, the 15th and the last day of the month).
2.
As of the first of the month following your Start Date, you will be eligible to participate in MEI's current package of benefits, which includes: HSA account, health and vision insurance, life insurance, voluntary life insurance and a non-employer contributed 401k.
3.
Personal time off (PTO) in accordance with MEI policies, currently 20 days of pay prorated annually, and accrued each pay period. An additional day is added for each year of work up until 25 days of PTO are awarded annually.
4.
Paid time off for holidays in accordance with MEI policies- currently 11 days in 2016.
5.
You will be eligible to participate in MEI's discretionary annual bonus plan starting with the 2016 performance review period (fiscal year 7/1/2015 through 6/30/2016), which is currently targeted at 30% of base salary for employees at your level. Your bonus will be pro-rated based on the time you will work in our current fiscal year.

In addition to the compensation and benefits described above, you will receive an initial stock option grant in the amount of 130,000 shares under the MEI Pharma, Inc. 2008 Amended and Restated Stock Omnibus Equity Compensation Plan ("MEI Plan"). The option price will be set at the closing price of MEI's stock on March 7, 2016. Shares of MEI's stock that are subject to the grant will vest as follows: 114th of the shares vest one year from your Start Date and the balance of the shares will vest in 36 equal monthly amounts over the following three years. The stock options otherwise will be subject to the generally applicable terms of the MEI Plan and the stock option grant agreement pursuant to which the options are granted.

There are certain employment termination provisions that will apply to you as follows:

•
Voluntary Termination. You may terminate your employment voluntarily at any time and for any reason by providing MEI with one months' advance notice (or such shorter period of notice as MEI may accept). Upon your voluntary termination of employment (other than for Good Reason as described below), you are eligible to receive only such amounts that you have earned but that have not yet been paid to you and you will not be eligible for any severance pay or other benefits from MEI.
•
Termination for Cause. MEI may terminate your employment for Cause (as defined below). If MEI terminates your employment for Cause, MEI shall not be required to provide you with any advance notice. Upon termination for Cause, you are eligible to receive only such amounts that you have earned but that have not yet been paid to you and you will not be eligible for any severance pay or other benefits from MEI.
•
Termination by MEI Other than for Cause. MEI may terminate your employment other than for Cause. Upon your termination of employment other than for Cause, MEI will make a payment to you in lieu of notice in an amount equal to nine months of your annual base salary (in effect at the time of termination) and accelerate the vesting of your options so that you will be vested in the same number of shares subject to the options as if you had continued to be employed by MEI for an additional nine months. Such payment and additional option vesting shall be conditional upon your execution of a customary release of claims in favor of MEI in a form prescribed by MEI. This payment in lieu of notice shall be paid to you in a single lump sum payment as soon as administratively practicable after the maximum review and revocation period for the release agreement as may be required under applicable law, or such earlier date as determined in MEI's sole discretion; provided, that if you fail to execute the release within 60 days following your termination date, you will not be entitled to any payment or additional option vesting. Except for providing you with this payment in lieu of notice and additional option vesting, you are not eligible for any severance pay or other benefits from MEI.
•
Your Termination for Good Reason. You may terminate your employment for Good Reason (as defined below) by providing written notice to MEI within 60 days after the occurrence of the event constituting Good Reason. The written notice shall contain a detailed description of the event giving rise to your termination for Good Reason. Following the receipt of your notice, MEI shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If MEI does not correct the act or failure to act, you must terminate your employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Upon your termination of employment for Good Reason during this 30-day period, you will receive the same payment in lieu of notice and additional option vesting as provided in the event of a termination by MEI without Cause as described above, provided that the payment and option vesting shall be subject to your execution of a release, also as described above. Except for providing you with this payment in lieu of notice and additional option vesting, you are not eligible for any severance pay or other benefits from MEI.
•
Definitions. For purposes of the termination provisions in this letter, the following terms shall have the following meanings:
o
The term "Cause" means a finding by MEI that you have committed a felony or a crime involving moral turpitude, committed an act of gross negligence or fraud, failed, refused or neglected to substantially perform your duties or to implement the directives of MEI that continued for 30 days after you had been provided adequate and specific written notice thereof, or willfully engaged in conduct that is materially injurious to MEI, monetarily or otherwise.
o
The term "Good Reason" shall mean the occurrence of one or more of the following without your consent: a material diminution by MEI of your authority, duties or responsibilities, material diminution in your base salary, involuntary relocation to a new place of business greater than 50 miles from the Company's current office, or any action or inaction that constitutes a material breach by MEI of this Agreement.

This offer letter is intended to comply with all of the requirements of applicable law. In particular, this offer is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 ("409A"), or an exemption thereto, and payments may only be made to you upon an event and in a manner permitted by 409A, to the extent applicable. Separation pay provided under this offer letter is intended to be exempt from 409A under the "separation pay" and/or "short-term deferral" exceptions to the maximum permissible extent. However, if you are considered a "specified employee", to the extent necessary to comply with 409A, any payments due to you shall be delayed for a period of six months after your separation from service. Any payment due to you shall be treated as a separate payment for purposes of 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. If the period for executing a release spans two calendar years and the amounts payable to you are subject to 409A, in all cases, payment of any amounts to you following the execution of the release shall be made in the second calendar year. All reimbursements and in-kind benefits provided to you shall be made or provided in accordance with the requirements of 409A.

This offer of employment is contingent on your background check (criminal and education) being without adverse disclosures and your representation that there is no agreement or arrangement with a third party or other set of circumstances preventing you from working with MEI. On your first day of hire, you will need to provide MEI with documentation that proves your eligibility to work in the United States in accordance with the Immigration Reform and Control Act of 1986. As an employee of MEI, you will be required to comply with all MEI policies and procedures; in particular, you will be required to familiarize yourself with and comply with MEI’s policies including but not limited to prohibiting unlawful harassment and discrimination, confidentiality, assignment of invention rights and the policy concerning drugs and alcohol.

Your employment with MEI will not be for any specific term and will always be “at-will,” which means that either you or MEI have the right to terminate this employment agreement at any time, for any reason, with or without cause or notice. Any contrary representation or agreements that may have been made to you are superseded by this offer. By signing below and accepting this offer, you will acknowledge and agree that the length of employment, promotions, positive employment reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with MEI and will not create any implied contract requiring cause for termination of employment.

In your new position, I am confident you will provide the support that MEI needs to help us build a great company. We are genuinely excited about the opportunity to have you join us and we look forward to your positive reply.

Sincerely,

/s/ Daniel P. Gold

Daniel P. Gold, Ph.D.
President & CEO
MEI Pharma, Inc.

If you wish to accept this offer, please sign and date below and return this letter to us. Also, please keep a copy of this letter for your records.

Offer accepted:	/s/ Richard G. Ghalie	Date:	February 18, 2016